THIS INSTRUMENT PREPARED UPON
INFORMATION FURNISHED BY THE
LESSOR BY RICHARD M. BROOKS, ATTY.
CARTHAGE, TENNESSEE  37030

                              LEASE

     This Lease is made and executed on this the 1st day of October, 1996, by and between the owners of the building known as the Sulphur City Manufacturing Building and its adjoining parking lot, JOHN F. WILSON, TEDDY HALE, and WILLIAM DULWORTH, (hereinafter called " Lessor"), and INNOVO, INC., a Tennessee Corporation, located and doing business in Springfield, Tennessee, which is a subsidiary of the parent corporation, INNOVO GROUP, INC., (hereinafter called "Lessee").
                           SECTION ONE
     Lessors lease to Lessee and Lessee hires from Lessors, for the purpose of conducting a lawful business and for no other purpose, those certain premises described as follows:
     Being located in the Sixth (6) Civil District of Macon
     County, Tennessee and being only that portion of the property described in Deed Book 171, pages 304-305, in the Register's Office of Macon County, Tennessee which encompasses the building known as the Sulphur City Manufacturing Building and the surrounding parking lot.

     This being a portion of the same property conveyed unto John F. Wilson, Teddy Hale, and William Dulworth by Warranty Deed from Naomi Driver, dated September 27, 1990 and recorded September 28, 1990 in Deed Book 171, pages 304-305, R.O.M.C.T.

                           SECTION TWO
     The term of this Lease shall be for Thirty-Six (36) months, commencing on the date of this instrument. At the end of the Thirty-Six (36) month period, this Lease will become null and void, and Lessee will vacate the premises, unless the option to renew and extend the term of this Lease is exercised as set out in Section Four herein. If said option is exercised, the term of this Lease shall be extended for an additional Three (3) years, at the end of which this Lease shall terminate and Lessee shall vacate the premises.

                          SECTION THREE
     The total rent for the building and parking lot under the terms of this Lease shall be due and payable as follows: The rental payments for the first (1st) and second (2nd) months of the Thirty-Six (36) month term of this Lease shall be One Thousand No Hundred Dollars ($1,000.00) per month. The rental payments for the third (3rd) month through the thirty-sixth (36th) month of the Thirty-Six (36) month term of this Lease shall be Two Thousand No Hundred Dollars ($2,000.00) per month.
     The total rent for the equipment under the terms of this Lease shall be due and payable as follows: No payment will be due for the first (1st) month of the Thirty-Six (36) month term of this Lease. All rental payments thereafter for the second (2nd) month through the thirty-six (36) month of the Thirty-Six (36) month term of this Lease shall be Three Hundred Dollars ($300.00) per month.
     All rental payments, for the building and parking lot and for the equipment are due on the first (1st) day of each month beginning October 1, 1996. Any payment of rent that shall be more than Ten (10) days past due shall be considered delinquent, and a penalty of Five Percent (5%) will be charged for each day past the 10th of the month that payment is not made. Lessee agrees that they shall pay any and all court costs, attorney's fees, or other legal fees incurred to collect any delinquent rent and penalties.

                          SECTION FOUR
     Lessors hereby grant to Lessee an option to renew this Lease and extend the term of this Lease for a period of Three (3) years, to be exercised by Lessee's giving written notice of its intent to exercise to Lessor at least One (1) month before the expiration of the current Lease term. If the term of this Lease is so extended, this Lease shall remain in full force and effect without change for an additional Three (3) years, except that the renewal rental payment shall be increased to Two Thousand Two Hundred Dollars ($2,200.00) per month for the real estate, with the equipment rental rate to be re-negotiated at the time the option to renew is exercised.

                          SECTION FIVE
     Lessors covenant that they are seized of the demised premises in fee simple and have full right to make this Lease and that Lessee shall have quiet and peaceable possession of the demised premises during the term hereof.

                           SECTION SIX
     In the event of total destruction of the premises by fire, wind or other casualty or Act of God, this Lease shall terminate immediately at the option of either party.
     In the event of partial destruction of less than Fifty (50%) per cent of the premises by fire, wind or other casualty or Act of God, this Lease shall remain in full force and effect, provided that the damages can be repaired within Ninety (90) days, however, Lessee shall not be required to pay rent for the period of time the premises are unfit for the purposes rented.

                          SECTION SEVEN
     During the term of this Lease, Lessee shall comply with all applicable laws affecting the demised premises, the breach of which might result in any penalty on Lessors or forfeiture of Lessors' title to the demised premises. Lessee shall not commit, or suffer to be committed, any waste on the demised premise, or any nuisance.

                          SECTION EIGHT
     Lessee shall not vacate or abandon the premises at any time during the term hereof. If Lessee shall abandon, vacate or surrender the demised premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the premises shall be deemed to be abandoned, at the option of Lessors.

                          SECTION NINE
     Lessee cannot sublet the premises in whole or in part or assign this Lease without the written consent of the Lessors. Said consent cannot be unreasonably withheld. Neither this Lease or the leasehold estate of Lessee or any interest of Lessee hereunder in the demised premise or any buildings or improvements thereon shall be subject to involuntary assignment, transfer, or sale, or to assignment, transfer, or sale by operation of law in any manner whatsoever, and any such attempted involuntary assignment, transfer, or sale shall be void and of no effect and shall, at the option of Lessors terminate this Lease.

                           SECTION TEN
     Lessee shall fully and promptly pay all taxes and public utilities of every kind on the premises throughout the term hereof, as well as all other costs and expenses of every kind, whatsoever, of or in connection with the use, operation, maintenance and repairs of the premises and equipment.

                         SECTION ELEVEN
     Lessee shall obtain and keep in full force and effect a general liability insurance policy on the premises in the amount of One Million Dollars ($1,000,000.00) against any and all claims for personal injury or property damage occurring within, upon, or about the leased Premises during the term of this Lease, which shall include, but not be limited to, any injury to any one person in any one accident or occurrence, any injuries to any number of persons in any one accident or occurrence, or any damage to property in any one accident or occurrence. Lessors shall be named as additional insured under all such policies together with Lessee. Lessee shall furnish to Lessors appropriate and acceptable evidence of their respective compliances with the provisions of this Section, such as certificates of insurance or copies of the policies upon each renewal of the same.
     Further, Lessee shall obtain and keep in full force and effect a fire and extended liability coverage insurance policy or policies protecting the leased premises and the improvements thereon from loss or damage within the coverage of said policy of policies during the term of this Lease, such fire and extended liability coverage insurance policy of policies to be in the amount of Two Hundred Ten Thousand No Hundred Dollars ($210,000.00). Lessors shall be named as additional insured under all such policies together with Lessee. Lessee shall furnish to Lessors appropriate and acceptable evidence of their respective compliances with the provisions of this Section, such as certificates of insurance or copies of the policies upon each renewal of the same.
     Lessee shall, at their own cost and expense, obtain and keep in full force and effect a fire and extended coverage insurance policy or policies protecting Lessee's merchandise, property, and equipment, and that of any subsidiary, related, or affiliated corporation, firm, person, or entity, located within, upon, or about the leased premises.
     Any and all such policies of insurance required hereunder are to be written by reputable insurance companies qualified to do business in the State of Tennessee.

                         SECTION TWELVE
     Lessors shall not be liable for any loss, injury, death, or damage to persons or property which at any time may be suffered or sustained by Lessee or by any person whosoever may be at any time be using or occupying or visiting the demised premises or be in, on, or about the same, whether such loss, injury, death or damage shall be caused by or in any way result from or arise out of any act, omission, or negligence of Lessee or of any occupant, subtenant, visitor, or user of any portion of the premises, or shall result from or be caused by any other matter or thing, whether of the same kind as or of a different kind than the matters or things above set forth, and Lessee shall indemnify Lessors against all claims, liability, loss, or damage whatsoever on account of any such loss, injury, death or damage.

                        SECTION THIRTEEN
     Lessee shall use the premises solely and alone for the express purpose of a manufacturing business and parking lot in accordance with all applicable statutes and regulations, except for the expressed written approval of Lessor which cannot be reasonably withheld.

                        SECTION FOURTEEN
     Lessee shall maintain the interior of the building, all equipment of Lessors left in the building for Lessee's use, and the parking area. Any improvements Lessee shall desire to make to this property, building, equipment, or parking area must first be approved by the Lessors, and payment for any such improvements will be the responsibility of the Lessee.

                         SECTION FIFTEEN
     At the termination of this Lease, Lessee shall return premises to Lessors in substantially the same condition as present, normal wear and tear excepted, and Lessee may remove trade fixtures which were installed by them, but must restore the building, all equipment originally in the building, and the parking area to their original conditions prior to Lessee's installment of any trade fixtures or use of Lessors' equipment or the parking area.

                         SECTION SIXTEEN
     The covenants and conditions herein contained shall apply to and bind the heirs, successors, executors, administrators and assigns, of all of the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder. Time is of the essence of this Lease, and of each and every covenant, term, condition and provision hereof.


     IN WITNESS WHEREOF, the parties have executed this Lease at ______________,_____________ on the day and year first above written.


                            "LESSEE"

     INNOVO,INC.                                  INNOVO GROUP,INC.


BY:________________________               BY:_____________________
   PAT ANDERSON LASKO,                       PAT ANDERSON LASKO,
   PRESIDENT                                 PRESIDENT



                            "LESSORS"

_______________________
JOHN WILSON

                             _________________________
                             TEDDY HALE

_______________________
WILLIAM DULWORTH





























STATE OF __________________
COUNTY OF _________________

     PERSONALLY appeared before me, the undersigned authority, a Notary Public in and for the County and State aforesaid, the within named bargainor ("Lessee"), PAT ANDERSON LASKO, with whom I am personally acquainted, or who proved to me the basis of satisfactory evidence, and who acknowledged that she is the President of INNOVO, INC., a Tennessee Corporation located and doing business in Springfield, Tennessee, which is subsidiary of the parent corporation, Innovo Group, Inc., and that as such President of Innovo, Inc., she is authorized to sign said instrument on behalf of said Corporation for the purposes therein contained.
     WITNESS MY HAND and official seal at office in ___________, ____________County, ____________, this the ______ day of October,
1996.

                                            _____________________
                                            NOTARY PUBLIC
MY COMMISSION EXPIRES:_____________

______________________________________________________________



STATE OF _____________
COUNTY OF _____________

     PERSONALLY appeared before me, the undersigned authority, a Notary Public in and for the County and State aforesaid, the within named bargainor ("Lessee"), PAT ANDERSON LASKO, with whom I am personally acquainted, or who proved to me the basis of satisfactory evidence, and who acknowledged that she is President of INNOVO GROUP, INC., and that as such President of Innovo Group, Inc., she is authorized to sign said instrument on behalf of said Corporation for the purposes therein contained.
     WITNESS MY HAND and official seal at the office in __________, _____________County, ___________, this the ____ day of October,
1996.






                                            ____________________
                                            NOTARY PUBLIC



MY COMMISSION EXPIRES:_________________



STATE OF TENNESSEE
COUNTY OF ____________

     PERSONALLY appeared before me, the undersigned authority, a Notary Public in and for the County and State aforesaid, the within named bargainors ("Lessors") JOHN F. WILSON, TEDDY HALE, and WILLIAM DULWORTH, with whom I am personally acquainted, or who proved to me the basis of satisfactory evidence, and who acknowledged that they executed the fore going instrument for the purposes therein contained.,
     WITNESS MY HAND and official seal at office in _____________, ______________County, Tennessee, this the ____day of October, 1996.


                                         _________________________
                                         NOTARY PUBLIC


MY COMMISSION EXPIRES:__________________